Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FLEXION THERAPEUTICS, INC.

Michael D. Clayman, M.D. hereby certifies that:

ONE: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware under the name Flexion Therapeutics, Inc. on November 5, 2007. The Certificate of Incorporation was previously amended and restated in its entirety on September 29, 2009 and December 28, 2009.

TWO: He is the duly elected and acting Chief Executive Officer of Flexion Therapeutics, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

ARTICLE I.

The name of this corporation is Flexion Therapeutics, Inc. (the “Company” or the “Corporation”).

ARTICLE II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19808, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 167,780,250 shares, 94,000,000 shares of which shall be Common Stock (the “Common Stock”) and 73,780,250 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

B. The number of authorized shares of Common Stock may be increased or

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decreased (but not below the number of shares of Common Stock then-outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C. 55,043,464 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”) and 18,736,786 shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred” and together with the Series A Preferred, the “Series Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock and the Series Preferred are as follows:

1.	DIVIDEND RIGHTS.

(a) Holders of Series B Preferred, in preference to the holders of Series A Preferred and Common Stock, shall be entitled to receive, when, as and if declared by the Corporation’s Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of 8% of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b) After payment of any amounts payable pursuant to Section 1(a) above, holders of Series A Preferred, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of 8% of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred. Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(c) The “Original Issue Price” of (i) the Series A Preferred shall be $1.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares of Series A Preferred after the filing date of this Amended and Restated Certificate of Incorporation (the “Filing Date”)) and (ii) the Series B Preferred shall be $1.1275 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares of Series B Preferred after the Filing Date).

(d) So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Sections 1(a) and 1(b) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

(ii) acquisitions of Common Stock in exercise of the

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Company’s right of first refusal to repurchase such shares; or

(iii) distributions to holders of Common Stock in accordance with Sections 3 and 4.

(e) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(f) The provisions of Sections 1(d) and 1(e) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board and (ii) the requisite holders of Series Preferred pursuant to Section 2(b) hereof.

2.	VOTING RIGHTS.

(a) General Rights. Each holder of shares of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for each stockholders’ meeting or the effective date of each written consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series Preferred. For so long as at least 10,000,000 shares of Series Preferred (subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like or other similar event affecting the Series Preferred after the Filing Date) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the then-outstanding shares of Series Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), including any amendment, alteration or repeal of any provision of the Certificate of Incorporation that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series Preferred;

(ii) Any increase or decrease in the authorized number of shares of Common Stock, Series Preferred or any series of Series Preferred;

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(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to any series of Series Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number of any such new class or series;

(iv) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or any series of Series Preferred other than dividends required pursuant to Section 1 hereof (except for acquisitions of Common Stock by the Company permitted by Section 1(d)(i), (ii) and (iii) hereof);

(v) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 4 hereof);

(vi) Any voluntary dissolution or liquidation of the Company; and

(vii) Any increase or decrease in the authorized number of members of the Board.

(c) Separate Vote of Series B Preferred. For so long as at least 4,500,000 shares of Series B Preferred (subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 55% of the then-outstanding shares of Series B Preferred, voting as a separate class, shall be necessary for effecting or validating any action (whether by merger, recapitalization or otherwise, including without limitation any amendment, alteration, repeal or waiver of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation)) (i) that adversely alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series B Preferred in a manner different than any other then-outstanding series of Preferred Stock, (ii) that increases or decreases the authorized number of shares of Series B Preferred, (iii) that amends, alters, waives or repeals Section 5(k)(ii) herein or (iv) that amends, alters, waives or repeals this Section 2(c).

(d) Separate Vote of Series A Preferred. For so long as at least 10,000,000 shares of Series A Preferred (subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the then-outstanding shares of Series A Preferred, voting as a separate class, shall be necessary for effecting or validating any action (whether by merger, recapitalization or otherwise, including without limitation any amendment, alteration, repeal or waiver of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation)) (i) that adversely alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred in a manner different than any other then-outstanding series of

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Preferred Stock, (ii) that increases or decreases the authorized number of shares of Series A Preferred, or (iii) that amends, alters, waives or repeals this Section 2(d).

(e) Election of Board of Directors.

(i) For so long as at least 3,000,000 shares of Series B Preferred (subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) remain outstanding the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(ii) For so long as at least 10,000,000 shares of Series A Preferred (subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) remain outstanding the holders of Series A Preferred, voting as a separate class, shall be entitled to elect four members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii) For so long as at least 10,000,000 shares of Series Preferred (subject to adjustment for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the Filing Date) remain outstanding the holders of Series Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect one member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(iv) The holders of Common Stock, voting as a separate class, shall be entitled to elect one member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

(v) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board, if any, at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(vi) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election

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and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(vii) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

3.	LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (each, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, the Company shall make payment to the holders of Series Preferred as follows:

(i) The holders of Series B Preferred, in preference to holders of Series A Preferred and Common Stock, shall each be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series B Preferred held by them, an amount per share equal to the applicable Original Issue Price of the Series B Preferred plus all declared and unpaid dividends on such shares of Series B Preferred, if any (the “Series B Liquidation Preference”). If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred of the Series B

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Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(ii) After payment in full of the Series B Liquidation Preference, the holders of Series A Preferred, in preference to holders of Common Stock, shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series A Preferred held by them, an amount per share of Series A Preferred equal to the Original Issue Price of the Series A Preferred plus all declared and unpaid dividends on the Series A Preferred, if any (the “Series A Liquidation Preference”). If, upon any such Liquidation Event and after payment in full of the Series B Liquidation Preference, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the Series A Liquidation Preference, then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment in full of the Series B Liquidation Preference and the Series A Liquidation Preference as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(c) Subject to Section 4(a) below, shares of Series Preferred shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Series Preferred.

4.	ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series Preferred shall be entitled to receive, for each share of Series Preferred then held, out of the proceeds of such Acquisition or Asset Transfer (including, in addition to the proceeds available for distribution at the closing of such Acquisition or Asset Transfer, any additional amounts (such as earn out payments, escrow amounts or other contingent payments) that subsequently become available for distribution as a result of such Acquisition or Asset Transfer) the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3(a) above (without giving effect to this Section 4(a)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Acquisition or Asset Transfer, giving effect to this Section 4(a) with respect to all series of Preferred Stock.

(b) For the purposes of this Amended and Restated Certificate of Incorporation, (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the

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stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions effected principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company and any of its subsidiaries, on a consolidated basis; provided, however, that each of the foregoing events shall not be considered an “Acquisition” or “Asset Transfer” if the holders of a majority of the outstanding shares of Series Preferred elect not to treat such event as an “Acquisition” or “Asset Transfer” by written notice sent to the Company at least 15 days prior to the effective date.

(c) In any Acquisition or Asset Transfer (each, a “Deemed Liquidation Event”), if the consideration to be received by the Company or its successor is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made; provided, that any securities shall be valued as follows:

(i) securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange including, but not limited to, the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the 30 day period ending three days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30 day period ending three days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board in good faith.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsections (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board in good faith.

(d) In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies (including, without limitation, as part of an earn-out, upon the satisfaction of future milestones, any deferred purchase price payments,

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installment payments, payments made in respect of any promissory note issued in such transaction, purchase price adjustment payments or payments in respect of holdbacks), the agreement or governing document for such Deemed Liquidation Event shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) and 3(b), but subject to Section 3(c), as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (ii) any additional consideration that becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a) and 3(b), but subject to Section 3(c), after taking into account the previous payment of the Initial Consideration as part of the same transaction.

5.	CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of any series of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Conversion Rate” then in effect for such series of Series Preferred (determined as provided in Section 5(b)) by the number of shares of such series of Series Preferred being converted.

(b) Conversion Rate. The conversion rate in effect at any time for conversion of the Series Preferred (the “Conversion Rate”) shall be (i) for the Series A Preferred, the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the Conversion Price of the Series A Preferred, calculated as provided in Section 5(c), and (ii) for the Series B Preferred, the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the Conversion Price of the Series B Preferred, calculated as provided in Section 5(c).

(c) Conversion Price. The conversion price for each series of Series Preferred shall initially be the Original Issue Price for such series of the Series Preferred (in each case, the “Conversion Price”). Such initial Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Conversion Price herein shall thereafter mean the Conversion Price as so adjusted for the applicable series of Series Preferred.

(d) Mechanics of Optional Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the

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number and series of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value as determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value as determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the Filing Date the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of a series of Series Preferred, the Conversion Price for such series of Series Preferred in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. Conversely, if at any time or from time to time after the Filing Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of a series of Series Preferred, the Conversion Price for such series of Series Preferred in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Filing Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of a series of Series Preferred, the Conversion Price for such series of Series Preferred then in effect shall be decreased as of the time of such issuance, as provided below:

(v) The Conversion Price for such series of Series Preferred shall be adjusted by multiplying such Conversion Price then in effect by a fraction:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance

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plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(vi) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Conversion Price for such series of Series Preferred shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(vii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for such series of Series Preferred shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for such series of Series Preferred shall be adjusted pursuant to this Section 5(f) as of the time of actual payment of such dividends or distribution to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Filing Date the Common Stock issuable upon the conversion of a series of Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each share of Series Preferred shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of such series of Series Preferred immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of such series of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price of such series of Series Preferred then in effect and the number of shares issuable upon conversion of such series of Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Conversion Price.

(i) If at any time or from time to time on or after the Filing Date the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Conversion Price for a series of Series Preferred (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Conversion Price for such series of

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Series Preferred, as of the opening of business on the date of such issuance or sale, shall be reduced to a price determined by multiplying the Conversion Price for such series of Series Preferred in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (A) the number of shares of Common Stock deemed to be outstanding (as determined below) immediately prior to such issuance or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Conversion Price for such series of Series Preferred, and

(B) the denominator of which shall be the number of shares of Common Stock deemed to be outstanding (as determined below) immediately prior to such issuance or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of clauses (A) and (B) above, the “number of shares of Common Stock deemed to be outstanding” as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then-outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date whether or not vested or exercisable as of such date.

(ii) No adjustment shall be made to the Conversion Price for a series of Series Preferred in an amount less than $0.01 per share. Any adjustment required by this Section 5(h) shall be rounded to the nearest $0.01 per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the Conversion Price for such series of Series Preferred.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issuance or sale of securities (the “Aggregate Consideration”) shall be computed as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issuance or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

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(iv) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Series Preferred or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price (as defined below) of such Additional Shares of Common Stock is less than the Conversion Price for a series of Series Preferred, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration per share payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration per share is reduced; provided further, that if the minimum amount of consideration per share payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D) No further adjustment of the Conversion Price for a series of Series Preferred, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price for a series of Series Preferred as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price for such series of Series Preferred which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any,

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actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of such series of Series Preferred.

(v) For the purpose of making any adjustment to the Conversion Price of a series of Series Preferred required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of, or as a dividend or distribution on, the Series Preferred;

(B) shares of Common Stock, Convertible Securities or other Common Stock purchase rights and the Common Stock issued pursuant to such Convertible Securities or Common Stock purchase rights issued after the Filing Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Filing Date, warrants to purchase Common Stock issued after the Filing Date pursuant to that certain Series B Preferred Stock Purchase Agreement, dated on or about the Filing Date, between the Company and each of those persons and entities listed on Exhibit A thereto (the “Warrants”), and shares of Common Stock issued upon exercise of the Warrants;

(D) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

(E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board;

(F) shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for, or as partial consideration for, services rendered to the Company;

(G) any Common Stock or Convertible Securities issued

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in connection with strategic transactions involving the Company and other entities, including (i) strategic alliances, collaborations, joint ventures, manufacturing, licensing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board;

(H) shares of Common Stock issued in connection with a firm commitment underwritten public offering of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission and declared effective under the Securities Act of 1933, as amended, in connection with which all outstanding shares of Series Preferred are converted into Common Stock; and

(I) shares of Common Stock or Convertible Securities, which the holders of a majority of the then-outstanding shares of Series Preferred shall specifically designate as not being deemed Additional Shares of Common Stock pursuant to a written consent of such holders.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price for an applicable series of Series Preferred shall be reduced to the Conversion Price for such series of Series Preferred that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Series Preferred or the number of shares of Common Stock or other securities issuable upon conversion of a series of Series Preferred, if such series of Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment,

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and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Series Preferred so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price for such a series of Series Preferred at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such series of Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least 10 days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the then-outstanding shares of Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price for each series of Series Preferred, (A) at any time upon the affirmative election of the holders of a majority of the then-outstanding shares of the Series Preferred or (B) immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company (a “Registered IPO”) in which (i) the per share price is at least $3.38 (as adjusted for any stock splits, dividends, combinations, recapitalizations and the like after the Filing Date), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $40,000,000 (a “Qualified IPO”). Upon any automatic conversion pursuant to this Section 5(k)(i), any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

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(ii) Notwithstanding Section 5(k)(i) above, if an automatic conversion pursuant to clause (A) of Section 5(k)(i) is to be effected in connection with an Acquisition or Asset Transfer pursuant to which the holders of Series B Preferred will receive, in respect of such shares of Series B Preferred, an amount per share that is less than the Series B Liquidation Preference, then such automatic conversion shall require the consent of the holders of at least 55% of the then-outstanding shares of Series B Preferred.

(iii) Upon the occurrence of either of the events specified in Section 5(k)(i) above (subject to Section 5(k)(ii) above), the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon any such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the applicable holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of all of the shares of Series Preferred, the holders of such Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to any such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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(n) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in accordance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address or electronic mail address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

6.	NO REISSUANCE OF SERIES PREFERRED.

No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

ARTICLE V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

D. In the event that a member of the Board who is also a partner or employee of an entity that is a holder of Series Preferred or any entity affiliated with such an entity and that is in the business of investing and reinvesting in other entities or otherwise makes venture capital or strategic investments, or an employee of an entity that manages such an entity (each, a “Fund”)

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acquires knowledge of a potential transaction or other matter in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund (and other than directly in connection with such individual’s service as a member of the Board) and that may be an opportunity of interest for both the Company and such Fund (a “Corporate Opportunity”), then the Company (i) renounces any expectancy that such director or Fund offer an opportunity to participate in such Corporate Opportunity to the Company and (ii) to the fullest extent permitted by law, waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such director or Fund to the Company or any of its affiliates; provided, however, that such director acts in good faith.

ARTICLE VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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IN WITNESS WHEREOF, FLEXION THERAPEUTICS, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 30th day of November, 2012.

FLEXION THERAPEUTICS, INC.

Signature:	/s/ Michael D. Clayman, M.D.
Print Name:	Michael D. Clayman, M.D.
Title:	Chief Executive Officer

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